EXHIBIT 3.1 Articles of Incorporation.

                                                  Filed by
                                        Secretary of State, Florida
                                                  December 10, 2007
                                                       P07000130970

                     ARTICLES OF INCORPORATION
                               of
                Gold Star Tutoring Services, Inc.
              Pursuant to Florida Statutes 607.0120

Article 1.   The name of this Corporation is:  Gold Star Tutoring
Services, Inc.

Article 2. This Corporation shall have perpetual existence commencing upon the filing of these Articles of Incorporation by the Florida Secretary of State.

Article 3. This Corporation may engage in any lawful business activity permitted under the Florida Business Corporation Act;
and in addition to those powers granted pursuant to said statute, the Corporation shall have such other powers, as deemed necessary, to conduct its business activities.

Article 4. This Corporation is authorized to issue SIXTY-FIVE MILLION (65,000,000) shares of Capital Stock designated as follows:
          4.1 Common Stock. Sixty Million (60,000,000) shares of which shall be designated as Common Stock, having the par value of $0.001 per share.

          4.2 Preferred Stock. Five Million (5,000,000) shares of
Preferred Stock, as follows:

                4.2-1 Three Million (3,000,000) shares are hereby
     designated as:
     Series I Convertible Preferred Stock ($0.001 par value)
     -------------------------------------------------------
each share of which shall be exchangeable for Three (3) shares of $0.001 par value Common Stock, without any further consideration required and upon such other terms and conditions as may be designated by the Board of Directors at or prior to their issuance, without further notice to, or action of, the Shareholders.

               4.2-2 Two Million (2,000,000) shares of no par value Preferred Stock shall remain without designation until such time as the Board of Directors shall, in their discretion, determine to issue part or all of such shares, and upon such terms and conditions as they designate, without further notice to, or action of, the Shareholders.

     4.3 Voting Rights. All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders. In its discretion, the Board of Directors may authorize the issuance of Shares of Convertible Preferred with voting rights commensurate with the number of shares of Common Stock that are issuable upon such conversion.

Article 5. The name and address of the Registered Agent is:
Mindy Kline, 4111 NW 28th Way, Boca Raton, FL 33434, who hereby agrees to act in this capacity and to comply with the provisions of Florida Statutes 48.091 and 607.0501.

Article 6. The initial address of the Corporation is: 4111 NW
28th Way, Boca Raton, FL 33434.

Article 7. The Board of Directors shall consist of at least one member. The number of Directors may be increased or decreased from time to time by the majority vote or written consent of the members of the Board of Directors, or by the vote or written consent of the holders of a majority of the issued and outstanding shares then entitled to vote. The initial directors shall be Mindy Kline and Robert M. Kline, who shall also serve

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respectively as President and Secretary-Treasurer until their successors are elected and qualified.

Article 8. Notwithstanding any provisions in the Florida Statutes to the contrary, the by-laws of this Corporation may be adopted, altered, amended or repealed by the affirmative vote of a majority of either the Board of Directors or of the Shareholders.

Article 9. The Board of Directors is hereby authorized to declare and issue as a share dividend, capital shares of another class or series of the Corporation without the prior consent of those entitled to vote in a shareholder vote of that class or series to be issued.

Article 10. This Corporation may indemnify any Officer or
Director, or any former Officer or Director, the full extent permitted by law.

Article 11. The Corporation shall not be subject to either the `Affiliated Transactions' provisions of Florida Statutes Section
607.0901; or the `Control Shares' provisions of Florida Statutes
Section 607.0902.

Article 12. The name and address of the person signing these Articles as Incorporator is: Mindy Kline, 4111 NW 28th Way,
Boca Raton, FL 33434.

Article 13. This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in full accord with the provisions of the Florida
Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 6th day of December 2007.




                                                  /S/ Mindy Kline
                             ------------------------------------
                                                      Mindy Kline
                             As Incorporator and Registered Agent